Exhibit 10.9

MEMORANDUM OF UNDERSTANDING

It is hereby agreed that SyCoNet.com Inc. and Kanakaris Communications, Inc. will endeavor to work together. SyCoNet.com Inc. will make available all properties which it has Internet online distribution rights to, both now and in the future, for direct over-the internet delivery by Kanakaris. Kanakaris will charge access fees which are agreed to by SyCoNet and/or solicit ad revenue related to these properties. Kanakaris will incur encoding and bandwidth charges for those properties which it exercises its option to deliver over the Internet, and will pay PsyCoNet.com 70% of the online access gross fees and 25% of the product specific gross advertising fees pertaining to this product. General site advertising revenue will not be shared.

SyCoNet.com Inc is a distributor of Ahime Japanese animated movies, including Pokemon (R) video series, live action cult films, multimedia games and software, DVD's toys, apparel, and related merchandise to over 1,000 wholesale and retail accounts nationwide through two high traffic websites, a catalog, and direct sales campaign.

Kanakaris Communications, Inc. provides full-screen online motion pictures and secure direct over-the-Internet book delivery at the KKRS.NetWork(www.KKRS.net) as part of its eCommerce "World Downloadable Content Leader".

Agreed,




                                                 /s/ Sy Picon
/s/ Alex Kanakaris                               CEO
CEO
Kanakaris Communications, Inc.                   SyCoNet.com

Date:  11-1-99                                   Date: